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                     April 17, 2024

       Steven Heinrichs
       Chief Financial Officer
       Mueller Water Products, Inc.
       1200 Abernathy Road N.E.
       Suite 1200
       Atlanta, GA 30328

                                                        Re: Mueller Water
Products, Inc.
                                                            Form 10-K for
Fiscal Year Ended September 30, 2023
                                                            Filed December 14,
2023
                                                            File No. 001-32892

       Dear Steven Heinrichs:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing